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COMPANY PRESS RELEASE
SOURCE: EARTHSHELL CORPORATION


    EARTHSHELL CORPORATION ANNOUNCES COMPLETION OF DESIGN PHASE
               FOR OWINGS MILLS PRODUCTION SITE

SANTA BARBARA, CALIF., JULY 9 /PRNewswire/ -- EarthShell Corporation (Nasdaq:ERTH - NEWS; Nasdaq: ERTH - NEWS) announced today the completion of the Design Phase of its project to build three production lines for Sweetheart Cup Company to manufacture EarthShell hinged lid sandwich containers for McDonald's Big Mac-TM- sandwiches. The Design Phase of the project, which began last November, was completed slightly ahead of schedule. Management remains confident in the Company's ability to stay on schedule for timely installation and startup of the production lines to allow Sweetheart to meet its target to begin shipping EarthShell Big Mac containers to McDonald's restaurants on a nationwide scale in early 1999.

"The engineering and design of this first commercial EarthShell manufacturing facility culminates more than five years of intensive research, engineering and manufacturing development," said Bill Spengler, Senior Vice President of Corporate Planning and Business Development. "The engineering specifications for EarthShell's inaugural production facility are now complete, production line components have been ordered, and some of the manufacturing equipment is already being delivered to Sweetheart's Owings Mills, Maryland plant site, where facility improvements have been underway since May."

Sweetheart Cup Company is the first licensee to commercialize the EarthShell composite material technology and has a supply agreement to produce Big Mac sandwich containers for McDonald's Big Mac sandwiches nationwide. EarthShell expects the first of the three Sweetheart production lines to be completed and in operation by the end of the year, with full production capacity on-line by the end of the first quarter of 1999.


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"EarthShell is working closely with Sweetheart to integrate EarthShell products into their established marketing, manufacturing and distribution operations," said Mr. Spengler. "We are very pleased with the tremendous level of interest we have received from around the world in EarthShell products. We are continuing to explore with other licensees, converters and end users a wide array of food service applications for EarthShell."

EarthShell is a development stage company engaged in the licensing and commercialization of a proprietary composite material for the manufacture of disposable packaging for the food service industry, such as cups, plates, bowls and hinged lid containers. The new EarthShell composite material is made from commonly available raw materials including limestone, starch, natural fibers and functional coatings and has superior functional as well as environmental characteristics when compared to traditional raw materials used for food service packaging, such as bleached paperboard or polystyrene.

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN THE MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN THE COMPANY'S PROSPECTUS AND OTHER DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.